Exhibit 4.1

JANUS CAPITAL GROUP INC.

OFFICERS’ CERTIFICATE PURSUANT TO
SECTION 201, SECTION 203 AND SECTION 301 OF THE INDENTURE
ESTABLISHING TERMS AND PROVISIONS OF
4.875% NOTES DUE 2025

July 31, 2015

1.                                      Each of the undersigned, Jennifer J. McPeek, being the duly appointed Executive Vice President and Chief Financial Officer of Janus Capital Group Inc., a Delaware corporation (the “Company”), and David W. Grawemeyer, being the duly appointed Executive Vice President, General Counsel and Secretary of the Company, does hereby certify pursuant to the authority delegated to the undersigned pursuant to resolutions adopted on April 23, 2015 by the Board of Directors of the Company (a copy of such resolutions which is attached hereto as Exhibit I), that, pursuant to Section 301 of the Indenture, dated as of November 6, 2001 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to The Chase Manhattan Bank), as trustee (the “Trustee”), a series of debt securities of the Company is hereby established with the terms and provisions set forth below.  Unless otherwise defined herein, capitalized terms used herein have the meanings given thereto in the Indenture.

(1)                                 The title of such series of debt securities is the “4.875% Notes due 2025” (the “Notes”). The CUSIP number for the Notes is set forth in the Note specimen attached hereto as Exhibit II.

(2)                                 The Notes will be initially authenticated and delivered under the Indenture in the amount of $300,000,000. The aggregate principal amount of Notes that may be authenticated and delivered under the Indenture is unlimited.  The Notes need not all be issued at the same time and such series of Notes may be reopened, without the consent of the Holders, for issuances of additional Notes of such series.

(3)                                 The Stated Maturity of the Notes is August 1, 2025.

(4)                                 The Notes shall bear interest at 4.875% per annum (the “Interest Rate”) from July 31, 2015, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, payable semiannually on February 1 and August 1 of each year (each, an “Interest Payment Date”), commencing February 1, 2016, to the Persons in whose names the Notes are registered at the close of business on the Regular Record Date for such interest, which shall be the January 15 or July 15 (as the case may be), whether or not a Business Day, immediately preceding such Interest Payment Date.  Interest on the Notes shall be calculated on the basis of a 360-day year of twelve 30-day months and, for any period shorter than a full six-month interest period, on the basis of the actual number of days elapsed in such period.

(5)                                 The Company hereby designates as Places of Payment for the Notes the office or agency of the Company in the Borough of Manhattan, The City of New York, and initially appoints the Trustee at its Corporate Trust Office as Paying Agent in such city and as its agent to receive all such presentations, surrenders, notices and demands.

(6)                                 Prior to May 1, 2025 (three months prior to the Stated Maturity), the Notes will be redeemable in whole or in part, at the option of the Company at any time or from time to time, at a Redemption Price equal to the greater of (i) 100% of the principal amount of the Notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to Redemption Date), discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 45 basis points, plus in each case accrued and unpaid interest thereon, if any, to the Redemption Date.

In addition, at any time on and after May 1, 2025 (three months prior to the Stated Maturity), the Notes will be redeemable in whole or in part, at the option of the Company at any time or from time to time, at a Redemption Price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest thereon, if any, to the Redemption Date.

For purposes of the Notes:

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the Notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Comparable Treasury Price” means, with respect to any Redemption Date, (A) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

“Reference Treasury Dealer” means each of (i) J.P. Morgan Securities LLC and Citigroup Global Markets Inc. or their respective affiliates which are primary U.S. Government securities dealers, and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer; (ii) one other Primary Treasury Dealer selected by Wells Fargo Securities, LLC and its successors after consultation with the Company; and (iii) one other Primary Treasury Dealer selected by the Company.

Notice of any redemption will be mailed, or delivered to The Depository Trust Company, New York, New York (“DTC”) in the case of Notes represented by a global security, at least 30 days but not more than 60 days before the Redemption Date to each Holder of the Notes to be redeemed.

Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date interest will cease to accrue on the Notes or portions thereof called for redemption.

(7)                                 The Company shall have no obligation to redeem, repay or purchase the Notes pursuant to any sinking fund or analogous provision.

If a Change of Control Repurchase Event (defined below) occurs, unless the Company has exercised its right to redeem the Notes, the Company will make an offer to each Holder of Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest, if any, on the Notes repurchased to the date of repurchase.  Within 30 days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control, but after the public announcement of the Change of Control, the Company will mail, or deliver to DTC in the case of Notes represented by a global security, a notice to each Holder describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or delivered.  The notice shall, if mailed or delivered prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.  The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event.  To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, the Company will, to the extent lawful:

(a)                                 accept for payment all Notes or portions of Notes properly tendered pursuant to the Company’s offer;

(b)                                 deposit with the paying agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

(c)                                  deliver or cause to be delivered to the trustee the Notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of Notes being purchased by the Company.

Holders electing to sell their Notes will be required to surrender their Notes in accordance with the offer, to the paying agent at the address to be specified in the notice, or transfer their notes to the paying agent by book-entry transfer, prior to the close of business on the third business day prior to the payment date. The paying agent will promptly mail to each Holder of Notes properly tendered the repurchase price for the Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note will be in a principal amount of $2,000 and integral multiples of $1,000.

The Company will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

For purposes of the Notes:

“Below Investment Grade Rating Event” means the Notes are rated below Investment Grade by both Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Change of Control” means the occurrence of any of the following:

(a)                                 the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s properties or assets and those of its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or one of its wholly owned Subsidiaries;

(b)                                 the adoption of a plan relating to the Company’s liquidation or dissolution;

(c)                                  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or one of its wholly owned Subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the Company’s Voting Stock, measured by voting power rather than number of shares; or

(d)                                 the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors.

Notwithstanding the foregoing, a transaction effected to create a holding company for the Company will not be deemed to involve a Change of Control if (1) pursuant to such transaction the Company becomes a wholly owned subsidiary of such holding company and (2) the holders of the Voting Stock of such holding company immediately following such transaction are the same as the holders of the Company’s Voting Stock immediately prior to such transaction.

“Change of Control Repurchase Event” means the occurrence of a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who:

(a)                                 was a member of such Board of Directors on the first date that the Notes were issued; or

(b)                                 was nominated for election or elected to the Company’s Board of Directors with the approval of a majority of the Continuing Directors who were members of the Company’s Board at the time of such nomination or election.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside of the Company’s control, the equivalent investment grade credit rating from any Rating Agency selected by the Company as a replacement Rating Agency).

“Moody’s” means Moody’s Investor Services Inc., or any successor thereto.

“Rating Agency” means:

(a)                                 each of Moody’s and S&P; and

(b)                                 if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by the Company as a replacement agency for Moody’s or S&P, or both, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Voting Stock” as applied to stock of any person, means shares, stock, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

(8)                                 The Notes are issuable in denominations of $2,000 and integral multiples of $1,000.

(9)                                 The Trustee, at its Corporate Trust Office, is hereby initially appointed Security Registrar and Paying Agent for the Notes.

(10)                          The aggregate principal amount of the Notes then Outstanding shall be payable upon declaration of acceleration of the Maturity thereof pursuant to Section 502 under the Indenture.

(11)                          Payment of principal of and interest on the Notes will be made in Dollars.

(12)                          NOT APPLICABLE.

(13)                          Holders of the Notes shall not have the option to receive payments of principal of or interest on the Notes in Currencies other than the Dollar.

(14)                          Other than as set forth in this Officers’ Certificate, there are no other provisions granting special rights to the Holders of the Notes.

(15)                          The Events of Default set forth in Section 501 of the Indenture (other than the Event of Default set forth in Section 501(3) of the Indenture, which shall not be applicable to the Notes) and the covenants set forth in Article Ten of the Indenture will apply to the Notes.

In addition, solely with respect to the Notes (and not with respect to any other series of Securities that may be issued under the Indenture), the following covenants shall be added to, and shall be deemed a part of, Article Ten of the Indenture:

“SECTION 1007.  Limitation on Liens.  The Company will not, and it will not cause or permit any of its Significant Subsidiaries to, create, assume, incur or guarantee any indebtedness that is secured by a Lien on any Voting Stock of any Significant Subsidiary without providing that the Notes (together, if the Company shall so determine, with any other indebtedness of, or guarantee by, the Company or such Significant Subsidiary ranking equally with the Notes and existing as of the closing of the offering of the Notes or thereafter created) will be secured equally and ratably with or prior to all other indebtedness secured by such Lien on the Voting Stock of such Significant Subsidiary for so long as such other indebtedness is so secured. This limitation will not apply to Permitted Liens.

For the purposes of this Section 1007, the following definitions apply:

“Existing Indebtedness” means indebtedness subject to Liens in existence on the issue date of the Notes (and Liens securing indebtedness incurred to refinance, refund,

replace, amend, extend or modify, as a whole or in part, indebtedness that was previously so secured pursuant to this clause; provided that the amount of any such indebtedness secured pursuant to this clause is not increased to any amount greater than the sum of (i) the outstanding available amount or, if greater, the outstanding principal amount, of the indebtedness secured by such Liens in existence on the issue date and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, replacement, amendment, extension or modification; provided, further, that any such Lien is limited to all or part of the Voting Stock that secured (or, under the written arrangements under which the original Lien arose, could secure) the indebtedness being refinanced).

“Lien” means a pledge, mortgage or other lien.

“Permitted Liens” means (a) Liens on Voting Stock of any Subsidiary existing at the time such entity becomes a direct or indirect Significant Subsidiary of the Company or is merged into a direct or indirect Significant Subsidiary of the Company (provided such Liens are not created or incurred in connection with such transaction and do not extend to any other Significant Subsidiary), (b) statutory liens, liens for taxes or assessments or governmental liens not yet due or delinquent or which can be paid without penalty or are being contested in good faith, (c) other liens of a similar nature as those described in subclause (b) above, and (d) liens granted under Existing Indebtedness.

“Significant Subsidiary” means any Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Securities and Exchange Commission as in effect on the issue date of the notes.

“Subsidiary” of any person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Voting Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such person, (2) such person and one or more Subsidiaries of such person or (3) one or more Subsidiaries of such person; provided that, in all cases, Subsidiary shall not include any investment vehicle that is not an operating entity of the Company but that is required to be consolidated as a variable interest entity pursuant to Financial Accounting Standards Board ASU 2009-17, Consolidations (Topic 810)—Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities, or otherwise under generally accepted accounting principles. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Voting Stock” as applied to stock of any person, means shares, stock, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.”

(16)                          The Notes shall be issued as one or more Registered Securities in permanent global form without coupons.  The Company initially appoints DTC to act as the depositary with respect to the Notes.

(17)                          NOT APPLICABLE.

(18)                          Interest on the Notes that is payable on any Interest Payment Date shall be paid to the Person in whose name the Note is registered at the close of business on the Regular Record Date for such interest, which shall be the January 15 or July 15 (as the case may be), whether or not a Business Day, immediately preceding such Interest Payment Date.

(19)                          Section 1402 (Defeasance and Discharge) and Section 1403 (Covenant Defeasance) shall apply to the Notes, in accordance with the provisions, terms and conditions set forth in Article Fourteen.

(20)                          NOT APPLICABLE.

(21)                          The Notes do not provide for the payment of any Additional Amounts.

(22)                          NOT APPLICABLE.

(23)                          NOT APPLICABLE.

(24)                          With respect to any action or consent to be taken pursuant to the terms of the Indenture, Holders of the Notes shall vote as one class with Holders of Securities of all other series issued or to be issued under the Indenture.

2.                                      The Notes will be evidenced by a Security in global form in substantially the form attached hereto as Exhibit II, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture and may have imprinted or otherwise reproduced thereon such legend or legends or endorsements, not inconsistent with the provisions of the Indenture, as may be required to comply with any law or with any rules or regulations pursuant thereto, or with any rules of any securities exchange or to conform to general usage, all as may be determined by the Officer executing such global Security on behalf of the Company, as evidenced by the execution of such global Security by such Officer.  In the event that certificated Notes (the “Certificated Notes”) are issued in exchange for the global Security, the form of certificate evidencing each Certificated Note shall be in substantially the form of the attached global Security, with such changes as are necessary to evidence the Notes in definitive form rather than as a global Security.

3.                                      In case of any conflict between this Officers’ Certificate and the Indenture, this Officers’ Certificate shall control.

4.                                      We have read the Indenture, including the provisions of Sections 102, 201, 203, 301 and 303, and examined such other documents relating to the issuance and sale of the Notes by the Company as we deemed necessary to enable us to make the statement of our opinion, as of the date hereof, as to whether or not the Company has complied with all conditions precedent to the authentication and delivery of the Notes as provided for in the Indenture, which authentication will be effectuated pursuant to the Company’s written order and instructions. In our opinion, such conditions precedent have been complied with.

IN WITNESS WHEREOF, we have executed this certificate as of the date first written above.

JANUS CAPITAL GROUP INC.

By:	/s/ Jennifer J. McPeek
	Name:	Jennifer J. McPeek
	Title:	Executive Vice President,
Chief Financial Officer

By:	/s/ David W. Grawemeyer
	Name:	David W. Grawemeyer
	Title:	Executive Vice President,
General Counsel and Secretary

[Officer’s Certificate - Notes]

Exhibit I

Board Resolutions

Exhibit II

Form of Note